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                                                                    EXHIBIT 99.2

                           AVONDALE FINANCIAL CORP.
                      SPECIAL MEETING, FEBRUARY 10, 1999
                     PROXY SOLICITED BY BOARD OF DIRECTORS

     The undersigned hereby appoints Robert S. Engelman, Jr., and Howard A. Jaffe, and each of them, proxies with power of substitution to vote on behalf of the shareholders of Avondale Financial Corp. ("Avondale") on February 10, 1999, and any adjournments and postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the proposals set forth on the reverse hereof.

     The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted FOR approval of all proposals. The proxies may vote in their discretion as to other matters which may come before the meeting.

     The undersigned acknowledges receipt from Avondale Financial Corp. prior to the execution of this proxy of Notice of the Meeting and a Proxy
Statement/Prospectus dated January 8, 1999.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

     I. The approval and adoption of the Agreement and Plan of Merger, dated as of October 12, 1998, as amended, by and between Avondale and Coal City Corporation, and the transactions contemplated thereby, including the conversion of certain Coal City stock options into Avondale stock options and the amendment of Avondale's Certificate of Incorporation to change Avondale's name to MB Financial, Inc.


               [_] FOR            [_] AGAINST          [_] ABSTAIN



     II. The approval and adoption of an amendment to the Avondale Certificate of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000.


               [_] FOR            [_] AGAINST          [_] ABSTAIN



     III. The approval and adoption of amendment to the Avondale Certificate of Incorporation to establish procedures for filling newly created directorships and vacancies.


               [_]FOR             [_] AGAINST          [_] ABSTAIN



     IV. The approval and adoption of amendments to Avondale's 1997 Omnibus Incentive Plan to increase from 350,000 to 1,000,000 the number of shares of common stock that can be issued under the Plan, to increase from 75,000 to 200,000 the number of shares of restricted stock that can be issued under the Plan and to increase from 35,000 to 75,000 the number of shares of Avondale common stock that may be subject to awards granted to any one participant in any calendar year.


               [_] FOR            [_] AGAINST          [_] ABSTAIN


A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

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
Please date and sign as name is imprinted
hereon, including designation as executor,
trustee, etc. if applicable. A corporation        Signature:_______________________Date______________
must sign in name by the president or
other  officers.  All co-owners must sign.        Signature:_______________________Date______________
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